Exhibit 21.1
List of Subsidiaries of Bandwidth Inc.

Bandwidth.com CLEC, LLC (Delaware, United States)
Broadband, LLC (Delaware, United States)
IP Spectrum Solutions, LLC (Delaware, United States)
UK Bandwidth Limited (England and Wales)
NL Bandwidth B.V. (Netherlands)